UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2019

CARBONITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Avenue de Lafayette, Boston, Massachusetts 02111
(Address of principal executive offices, including ZIP code)
(617) 587-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities Registered Pursuant to Section 12(b) of the Act:

Common Stock, par value $0.01 per share	CARB	The NASDAQ Stock Market LLC
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Item 5.02 (b) and (c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 1, 2019, Carbonite, Inc. (the “Company”) issued a press release announcing that Mr. Craig Stilwell has been appointed as the Company’s Chief Revenue Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Mr. Stilwell, age 48, has held various positions with Citrix Systems, Inc. (“Citrix”), a digital workspace platform. During his time at Citrix, Mr. Stilwell served as Senior Vice President of Partner Sales from December 2016 to June 2019, Vice President of US Commercial Sales from January 2015 to December 2016, Vice President of Southeast US Sales from October 2011 to December 2014, Vice President, Americas Regional COO & Channel Chief from October 2003 to October 2011, and Director of Consulting Services from February 2000 to October 2003. There are no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K or transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K involving Mr. Stilwell.
The Company entered into an offer letter with Mr. Stilwell setting forth the terms of his employment as the Company’s Chief Revenue Officer. The offer letter agreement provides for an annual base salary of $385,000, subject to increases and modifications as determined by the Company’s board of directors or its compensation committee. Mr. Stilwell is also eligible to participate in the Company’s variable compensation program, which sets his variable compensation at $385,000 annualized upon achievement of 100% sales quota. Mr. Stilwell will be eligible for other benefit programs and severance arrangements that the Company establishes and makes available to its employees from time to time, to the extent available to similarly situated employees of the Company.
Pursuant to the offer letter, Mr. Stilwell will also be granted equity in the form of (i) $1,500,000 in value of restricted stock units at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which restricted stock units shall vest over three years with one-third vesting on each anniversary of employment, (ii) $1,000,000 in value of restricted stock units at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which restricted stock units shall vest over two years with one-half vesting on each anniversary of the employment, and (iii) $1,000,000 in target value of performance-based restricted stock units, which shall vest in whole or in part based on the Company’s relative total shareholder return (as compared to a group of comparable companies in the Russell 3000) over the performance period. Each such grant shall be contingent upon Mr. Stilwell’s continued employment with the Company through the applicable vesting date. Such grants shall also be subject to certain acceleration provisions in the event of a change of control of the Company.
The foregoing summary of Mr. Stilwell’s offer letter agreement is summary in nature and is qualified in its entirety by reference to the offer letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Exhibits

(d)	Exhibits.

10.1	Offer Letter between the Company and Craig Stilwell
99.1	Press Release, dated July 1, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on July 1, 2019.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	General Counsel